As filed with the Securities and Exchange Commission on September 29, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE WESTERN UNION COMPANY

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	20-4531180 (I.R.S. Employer Identification No.)

12500 East Belford Avenue Englewood, Colorado (Address of Principal Executive Offices)	80112 (Zip Code)

The Western Union Company 2006 Long-Term Incentive Plan

The Western Union Company 2006 Non-Employee Director Equity Compensation Plan

The Western Union Company Supplemental Incentive Savings Plan

(Full Title of the Plans)

David Schlapbach

Executive Vice President, General Counsel and Secretary

THE WESTERN UNION COMPANY

12500 East Belford Avenue

Englewood, Colorado 80112

(866) 405-5012

(Name, Address, and Telephone Number,

Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, par value $0.01 per share	99,500,000 Shares	(1)(2)	$17.13	(3)	$1,704,435,000	(3)	$182,375
Deferred Compensation Obligations (4)	$20,000,000		N/A		$20,000,000		$2,140

(1)	In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also covers any additional securities to be offered or issued pursuant to The Western Union Company 2006 Long-Term Incentive Plan and The Western Union Company 2006 Non-Employee Director Equity Compensation Plan because of the provisions of such Plans relating to adjustments for changes resulting from stock dividends, stock splits and similar changes.
(2)	Consists of 98,000,000 shares of common stock to be issued under The Western Union Company 2006 Long-Term Incentive Plan and 1,500,000 shares of common stock to be issued under The Western Union Company 2006 Non-Employee Director Equity Compensation Plan.
(3)	Estimated solely for purposes of calculating the registration fee and, pursuant to Rules 457(c) and (h) under the Securities Act, based upon the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on September 22, 2006.
(4)	The Deferred Compensation Obligations are unsecured obligations of The Western Union Company to make distributions in the future in accordance with the terms of The Western Union Company Supplemental Incentive Savings Plan.

Part II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The following documents previously filed with the Commission by the Registrant are incorporated herein by reference:

(a)	the registration statement on Form 10 (File No. 001-32903) filed by the Registrant with the Commission on September 11, 2006, including the description of the Registrant’s common stock contained therein, and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained herein or in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement or the related prospectus to the extent that a statement contained herein or in any subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Under The Western Union Company Supplemental Incentive Savings Plan (the “SISP”), the Registrant will provide eligible employees of the Registrant and its affiliates the opportunity to elect to defer a specified percentage of their cash compensation and to have this amount, plus imputed interest thereon, paid at a specified time in the future. The SISP is a nonqualified unfunded deferred compensation plan sponsored and maintained by the Registrant, and is intended to provide participants with an opportunity to supplement their retirement income through deferral of current compensation. Amounts deferred and payable under the SISP (the “Deferred Benefits”) are unsecured obligations of the Registrant, and will rank equally with other unsecured and unsubordinated indebtedness of the Registrant outstanding from time to time.

Each participant elects the amount of compensation to be deferred and the date of distribution. Deferred Benefits generally are payable after termination of the participant’s employment or on a date selected by the participant. Until paid, Deferred Benefits accrue imputed interest at rates determined from time to time by the SISP’s administrative committee. Deferred Benefits are denominated and payable in United States dollars.

Participants’ rights to Deferred Benefits cannot be assigned, alienated, sold, garnished, transferred, pledged or encumbered except by a written designation of beneficiary under the SISP.

The Registrant reserves the right to amend or terminate the SISP at any time, except that no such amendment may be made without the participant’s written consent if it would reduce the vested balance of the participant’s deferred account or delay the participant’s ability to receive his or her vested account balance.

Deferred Benefits are not convertible into another security of the Registrant and will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant. A trustee may be appointed by the Registrant to accept assets and pay Deferred Benefits in accordance with the SISP, but until such appointment is made and the trust funded, each participant is responsible for acting independently with respect to, among other things, the giving of notices, responding to any request for consent, waivers, or amendments pertaining to the Deferred Benefits, enforcing covenants, and taking action upon a default. Participants have certain rights under the Employee Retirement Income Security Act of 1974, as amended, to enforce their rights under the SISP.

The common stock of the Registrant is registered under Section 12 of the Exchange Act and accordingly is not, as permitted by the Commission, described here.

Item 5. Interests of Named Experts and Counsel.

Certain legal matters in connection with the securities offered hereby will be passed upon for the Registrant by Steve Christoffersen, an employee of the Registrant and its Senior Counsel. Following the spin-off of the Registrant from First Data Corporation (“First Data”), Mr. Christoffersen will be eligible to participate in The Western Union 2006 Long-Term Incentive Plan and the SISP, and will also own shares of the Registrant’s common stock.

Item 6. Indemnification of Directors and Officers.

The Registrant’s certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. The Registrant’s certificate of incorporation includes a provision, as permitted by Delaware law, that provides that directors of a corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any breach of their duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law relating to unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	for any transaction from which the director derived an improper personal benefit.

The limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies, such as injunctive relief or rescission.

The Registrant’s certificate of incorporation provides that each person who was or is a director shall be indemnified to the fullest extent permitted by Delaware law and further provides that the Registrant may, to the extent deemed appropriate by the Registrant’s board of directors and as authorized under Delaware law, indemnify any officers, employees and agents of the Registrant. The Registrant’s by-laws provide that each person who is, or was, an officer or employee of the Registrant, and each person who is, or was, serving at the Registrant’s request as an officer or employee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, will be indemnified by the Registrant, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The Registrant’s certificate of incorporation provides that this right to indemnification will not be exclusive of any other right which any person may otherwise have or acquire. The Registrant’s certificate of incorporation also permits the Registrant to secure and maintain insurance on behalf of any director, officer, employee or agent of the Registrant and each person who is, or was, serving at the Registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against and incurred by such person in any such capacity.

The Registrant intends to obtain directors’ and officers’ liability insurance providing coverage to its directors and officers. In addition, the Registrant intends to enter into indemnification agreements with each of the Registrant’s outside directors that will require the Registrant to indemnify and hold harmless each outside director to the fullest extent permitted or authorized by the Delaware General Corporation Law in effect on the date of the agreement or as such laws may be amended or replaced to increase the extent to which a corporation may indemnify its directors.

The separation and distribution agreement between the Registrant and First Data is expected to provide for indemnification by First Data of the Registrant’s directors and officers and employees for certain liabilities, including liabilities under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, related to filings in connection with the spin-off of the Registrant from First Data.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed herewith or incorporated herein by reference:

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation of the Registrant.

4.2	Amended and Restated By-Laws of the Registrant.

4.3	The Western Union Company 2006 Long-Term Incentive Plan.

4.4	The Western Union Company 2006 Non-Employee Director Equity Compensation Plan.

4.5	The Western Union Company Supplemental Incentive Savings Plan.

5.1	Opinion of Steve Christoffersen.

5.2	Opinion of Sidley Austin LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Steve Christoffersen (included in the opinion filed as Exhibit 5.1 to this Registration Statement).

23.3	Consent of Sidley Austin LLP (included in the opinion filed as Exhibit 5.2 to this Registration Statement).

24.1	Powers of Attorney (contained in the signature page to this Registration Statement).

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on this 29th day of September, 2006.

THE WESTERN UNION COMPANY

By:	/s/ Christina A. Gold
Name:	Christina A. Gold
Title:	President and Chief Executive Officer

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints David Schlapbach, Michael Rodin and Sarah Kilgore, and each of them, his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to sign, execute and file with the Securities and Exchange Commission (or any other governmental or regulatory authority), for us and in our names in the capacities indicated below, this registration statement on Form S-8 (including all amendments, including post-effective amendments, thereto), and any registration statement filed pursuant to Rule 462(b) of the Securities Act in connection with the securities registered hereunder, together with all exhibits and any and all documents required to be filed with respect thereto, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and to perform each and every act and thing necessary and/or desirable to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he himself/she herself might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on September 29, 2006.

Name	Title

/s/ Christina A. Gold	President and Chief Executive Officer and Director
Christina A. Gold	(Principal Executive Officer)

/s/ David Barnes	Executive Vice President, Finance and Strategic Development
David Barnes	(Co-Principal Financial Officer)

/s/ Scott Scheirman	Executive Vice President and Chief Financial Officer and Director
Scott Scheirman	(Co-Principal Financial Officer)

/s/ Amintore Schenkel	Senior Vice President, Chief Accounting Officer and Controller
Amintore Schenkel	(Principal Accounting Officer)

Exhibit Index

The following exhibits are filed herewith or incorporated herein by reference:

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation of the Registrant.

4.2	Amended and Restated By-Laws of the Registrant.

4.3	The Western Union Company 2006 Long-Term Incentive Plan.

4.4	The Western Union Company 2006 Non-Employee Director Equity Compensation Plan.

4.5	The Western Union Company Supplemental Incentive Savings Plan.

5.1	Opinion of Steve Christoffersen.

5.2	Opinion of Sidley Austin LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Steve Christoffersen (included in the opinion filed as Exhibit 5.1 to this Registration Statement).

23.3	Consent of Sidley Austin LLP (included in the opinion filed as Exhibit 5.2 to this Registration Statement).

24.1	Powers of Attorney (contained in the signature page to this Registration Statement).